10172 Linn Station Road
Louisville, Kentucky 40223
(502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: December 23, 2010

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces the Purchase of Plantation Lakes Apartments in Sanford, Florida

Louisville, KY (December 23, 2010) (NYSE Amex: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that it completed the acquisition of a multifamily property located in Sanford, Florida (near Orlando, Florida in Seminole County), commonly known as Plantation Lakes Apartments (the “Property”).  The Property is a 362-unit luxury apartment complex located on 31.62 acres offering garden style units that feature large floor plans, private entry units, 9 and 10 foot ceilings, direct access garages and detached garages.  In addition, the property offers its residents access to a clubhouse with a business center, fitness center, swimming pool, sundeck, and an indoor basketball court.

On December 3, 2010, the Company entered into an agreement to acquire the Property.  On December 9, 2010, the Company formed LE Central Holdings, LLC (“LE Central”), a Delaware limited liability company and wholly owned subsidiary of the Company, and LE Central formed Lakes Edge Apartments, LLC (“Lakes Edge”), a Delaware limited liability company wholly owned by LE Central. Lakes Edge purchased the Property from CORAC, LLC, a Delaware limited liability company not affiliated with the Company.  LE Central will serve as the sole manager of Lakes Edge. Lakes Edge has appointed NTS Management Company, an affiliate of the Company, as the property manager for the Property.  The Company intends to market the Property as “Lakes Edge Apartments” on a going forward basis.

The Company paid a purchase price of $37.075 million to acquire the Property.  A spokesperson for the Company indicated that the Company satisfied the purchase price with funds obtained from a $24.5 million short-term mortgage loan from PNC Bank, National Association, from working capital and from proceeds from the Company’s sale in June, 2010 of its Sears office building.  The spokesperson also indicated that the transaction was being conducted pursuant to an Exchange Agreement with a qualified intermediary as a transaction under Section 1031 of the Internal Revenue Code which is intended to allow the Company to defer the payment of income tax on any taxable gain related to the sale of its Sears office building.

Brian Lavin, the President and Chief Executive Officer of the Company’s managing general partner said, “We are very pleased to add this Property to our portfolio of multifamily properties.  We believe that this Property will enhance our growing presence in the Orlando area and will permit us to further leverage the expertise of our management team in the Orlando area apartment market.”

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About NTS Realty Holdings Limited Partnership

The Company directly, as a tenant in common with unaffiliated co-owners, or as a majority joint venture partner with an affiliate, currently owns twenty-three properties comprised of fifteen multifamily properties, six office buildings and business centers and two retail properties.  The properties are located in and around Louisville and Lexington, Kentucky, Nashville and Cordova, Tennessee, Richmond, Virginia, Fort Lauderdale and Orlando, Florida, Indianapolis, Indiana and Atlanta, Georgia.  The Company’s limited partnership units are listed on the NYSE Amex platform under the trading symbol of “NLP.”

Forward Looking Statements

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.”  These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios.  Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control.  Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on March 29, 2010, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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